FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter 2023 Operating Highlights

PITTSBURGH, February 22, 2024 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the full year and fourth quarter ended December 31, 2023.

Financial Highlights:
▪Full-year net income of $581.6 million
▪Full-year net interest income of $738.3 million
▪Declared a fourth quarter dividend on activity stock at 8.50% annualized
▪Declared a fourth quarter dividend on membership stock at 5.35% annualized

Credit Products Highlights:
▪Advances at $78.4 billion
▪Mortgage loans held for portfolio, net at $4.7 billion
▪Letters of credit at $28.8 billion

Community Investment Products Highlights:
▪Allocated $64.9 million to the Affordable Housing Program (AHP) for use in 2024
▪Awarded $24.6 million to AHP projects
▪Contributed $11.7 million to voluntary community investment products
▪Provided $0.9M in estimated credit support for FHLBank’s commitment to lend $8.5 million under Banking On Business (BOB) and Banking On Business Inclusion and Equity fund (BOBIE)

Statements of Income

FHLBank's net income totaled $581.6 million for the year ended December 31, 2023, compared to $227.1 million for the same prior-year period. The $354.5 million increase in net income was driven primarily by the following:
▪Net interest income was $738.3 million for the year ended December 31, 2023, an increase of $380.8 million from $357.5 million during the same prior-year period.
–Interest income was $5,846.2 million for the year ended December 31, 2023, compared to $1,610.0 million in the same prior-year period. This increase was the result of higher yields driven by significantly higher short-term interest rates and significantly higher average advance balances.
–Interest expense was $5,107.9 million for the year ended December 31, 2023, compared to $1,252.5 million in the same prior-year period. This increase was the result of significantly higher short-term interest rates and significantly higher average consolidated obligations.
▪Noninterest income was $36.8 million for the year ended December 31, 2023, compared to $11.3 million in the same prior-year period. This $25.5 million increase was due primarily to: (1) valuation changes in FHLBank's derivative and trading security portfolios, resulting from market volatility and (2) higher letter of credit fees earned.
▪Other expense was $125.2 million for the year ended December 31, 2023, compared to $110.5 million in the same prior-year period, an increase of $14.7 million. This increase was primarily due to higher compensation and benefits driven by higher headcount and market value changes of deferred compensation agreements. Other expense increases included technology-related costs and higher assessed expenses from the Finance Agency and the Office of Finance; partially offset by an excise tax refund in 2023, lower depreciation expense and a smaller discretionary pension contribution.
▪Performance for the year ended December 31, 2023, allowed FHLBank to allocate $64.9 million to AHP.

FHLBank’s net income totaled $126.5 million for the fourth quarter of 2023, compared to $96.5 million for the fourth quarter of 2022. The $30.0 million increase in net income was driven primarily by the following:
▪Net interest income was $191.6 million for the fourth quarter of 2023, an increase of $51.1 million from $140.5 million during the same prior-year period.
–Interest income was $1,550.6 million for the fourth quarter of 2023, compared to $885.4 million in the same prior-year period. This increase was the result of higher yields driven by significantly higher short-term interest rates and higher average advance balances.
–Interest expense was $1,359.0 million for the fourth quarter of 2023, compared to $744.9 million in the same prior-year period. This increase was the result of significantly higher short-term interest rates and higher average consolidated obligations.
▪Noninterest income was $(8.0) million for the fourth quarter of 2023 compared to $6.0 million in the same prior-year period. This $14.0 million decrease was due primarily to valuation changes in FHLBank's derivative and trading security portfolios resulting from market volatility.
▪Other expense was $43.6 million for the fourth quarter of 2023 compared to $38.8 million in the same prior-year period, an increase of $4.8 million. This increase reflected higher compensation and benefits driven by higher headcount and increased technology-related costs.
▪Fourth quarter 2023 performance allowed FHLBank to allocate $14.1 million to AHP.

Statements of Condition

At December 31, 2023, total assets were $112.1 billion, compared with $96.1 billion at December 31, 2022. The increase was primarily due to an increase in advances, which totaled $78.4 billion at December 31, 2023, compared to $68.9 billion at year-end 2022. The increase in advances was primarily driven by members' continued liquidity risk management practices, as well as ongoing member competition for deposits following Federal Reserve actions to increase short-term interest rates. These factors have led to continued use of advances by depository members as a form of balance sheet liquidity. Although advance levels increased, it is not uncommon for FHLBank to experience fluctuations in the overall advance portfolio driven primarily by changes in member needs.

Total capital at December 31, 2023, was $5.7 billion, compared to $4.9 billion at December 31, 2022, including retained earnings of $1.8 billion at December 31, 2023, compared to $1.5 billion at December 31, 2022. At December 31, 2023, FHLBank remained in compliance with all regulatory capital requirements.

Dividends

The Board of Directors declared a dividend on subclass B1 (membership) stock equal to an annual yield of 5.35% and a dividend on subclass B2 (activity) stock equal to an annual yield of 8.50%. These dividends will be calculated on stockholders’ average balances during the period October 1, 2023, to December 31, 2023, and credited to stockholders’ accounts on February 23, 2024.

Looking forward, market and business conditions, including strategic initiatives, can impact FHLBank's overall performance, as well as the levels of future dividends. FHLBank's intent is to continue to provide meaningful shareholder return; future dividend rates may not correspond directly with the pace or direction of interest rate changes.

Detailed financial information regarding 2023 results will be available in FHLBank's Annual Report on Form 10-K, which FHLBank anticipates filing no later than March 6, 2024.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address FHLBank's expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, climate change, conflicts or terrorist attacks, or other geopolitical events; political events, including legislative, regulatory, litigation, or judicial events or actions, including those relating to environmental, social, and governance matters; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; disruptions in the capital markets; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other Federal Home Loan Bank to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cybersecurity risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the Securities and Exchange Commission, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update or revise any forward-looking statement for any reason.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2023	December 31, 2022
ASSETS:
Cash and due from banks	$11.5	$13.2
Investments	28,004.2	22,082.2
Advances	78,431.5	68,856.2
Mortgage loans held for portfolio, net	4,697.8	4,590.9
All other assets	1,002.6	598.6
Total assets	$112,147.6	$96,141.1

LIABILITIES:
Consolidated obligations	$104,484.6	$90,216.9
All other liabilities	1,983.3	1,026.1
Total liabilities	106,467.9	91,243.0

CAPITAL:
Capital stock	$3,920.5	$3,428.4
Retained earnings	1,831.7	1,536.2
Accumulated other comprehensive income (loss)	(72.5)	(66.5)
Total capital	5,679.7	4,898.1
Total liabilities and capital	$112,147.6	$96,141.1

	For the three months ended December 31,		For the year ended December 31,
Condensed Statement of Income	2023	2022	2023	2022
Total interest income	$1,550.6	$885.4	$5,846.2	$1,610.0
Total interest expense	1,359.0	744.9	5,107.9	1,252.5
Net interest income	191.6	140.5	738.3	357.5

Provision for credit losses	(0.6)	0.4	3.4	5.8
Gains (losses) on investments	5.0	(0.7)	3.9	(29.0)
Gains (losses) on derivatives and hedging	(21.3)	(1.2)	(0.1)	14.2
All other income	8.3	7.9	33.0	26.1
All other expense	32.0	27.2	113.5	98.8
Voluntary contributions	11.6	11.6	11.7	11.7
Income before assessments	140.6	107.3	646.5	252.5

AHP assessment	14.1	10.8	64.9	25.4
Net income	$126.5	$96.5	$581.6	$227.1

# # #